             INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Check the appropriate box:
[ X ]   Preliminary Information Statement
[   ]   Confidential, for use of the Commission Only (as permitted by Rule
        14c-5(d)(2))
[   ]   Definitive Information Statement


                             PDG REMEDIATION, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[ X ]    $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g)
[   ]    Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

 1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________

 2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

________________________________________________________________________________

 4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________

 5)   Total fee paid:

________________________________________________________________________________

*Set forth the amount on which the filing fee is calculated and state how it was determined.

[ X ]   Fee paid previously with preliminary materials

[   ]   Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 1)     Amount Previously Paid:

________________________________________________________________________________

 2)     Form, Schedule or Registration Statement No.:

________________________________________________________________________________

 3)     Filing Party:

________________________________________________________________________________

 4)     Date Filed:

________________________________________________________________________________
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                             INFORMATION STATEMENT

                             PDG REMEDIATION, INC.
                                300 OXFORD DRIVE
                        MONROEVILLE, PENNSYLVANIA 15146
                                 (412) 856-6100

                   WE ARE NOT ASKING FOR A PROXY AND YOU ARE
                        REQUESTED NOT TO SEND US A PROXY


This Information Statement is being furnished to all shareholders of PDG Remediation, Inc. (the "Corporation") in connection with an action to be taken by written consent of the shareholders of the Corporation. This Information Statement is being sent to the shareholders of the Corporation on or about October 11, 1996. No meeting of the Corporation's shareholders will be held with respect to the matter which is the subject of the written consent. The consent of shareholders holding 59.5% of the votes entitled to be cast has already been accepted and as a result the action has been approved and no further consents are being solicited.


                              THE WRITTEN CONSENT

This Information Statement is being furnished in connection with the written consent in lieu of a meeting of the shareholders. The sole purpose of the written consent is to change the jurisdiction of incorporation of the Corporation from the Commonwealth of Pennsylvania to the State of Delaware (the "Reincorporation") pursuant to the Agreement and Plan of Merger (the "Merger Agreement") between the Corporation and ICHOR Corporation, a Delaware corporation recently formed for this purpose ("ICHOR").

PDG Environmental, Inc. ("PDGE") controls approximately 59.5% of the common stock, par value $.01, of the Corporation (the "Common Stock"). See "Security Ownership of Certain Beneficial Owners and Management." The Board of Directors of the Corporation has approved the Reincorporation and PDGE has executed a written consent in favor of the Reincorporation and the adoption of the Merger Agreement. As a result, unless terminated in accordance with the provisions of the Merger Agreement, the Reincorporation will occur. See "THE REINCORPORATION." Pursuant to applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended, the Corporation is required to offer dissenters' rights to shareholders objecting to the Reincorporation. See "DISSENTERS RIGHTS."

                              THE REINCORPORATION


At a special meeting of the Corporation's Board of Directors held on August 20, 1996, the Corporation's Board of Directors, by the unanimous vote of all members present, approved, and for the reasons set forth below, PDGE has consented to, a change in the domicile of the Corporation from Pennsylvania to Delaware by means of a merger. The general effect of the Reincorporation will be that the Corporation in the future will be governed by the corporation laws of Delaware rather than the corporation laws of Pennsylvania. The effect of Reincorporation on the rights of the Corporation's shareholders is set forth below.

The special meeting of the Corporation's Board held on August 20, 1996, was attended by John Musacchio, President of the Corporation, John C. Regan, Chairman of PDGE, and David J. D'Appolonia, who were three of the four members of the Corporation's Board of Directors at the time. Dr. Edgar Berkey, the remaining member of the Corporation's Board at that time, was not present at the special meeting but subsequently consented to the actions taken at the meeting. Of the four members of the Corporation's Board of Directors acting on the Reincorporation, only one of the directors, John Regan, is affiliated with PDGE as its Chairman, Chief Executive Officer and majority stockholder and a second, David J. D'Appolonia, was formerly affiliated with PDGE as an officer, director and significant shareholder. Prior to the special meeting, however, David J. D'Appolonia resigned as an officer and director of PDGE and divested himself of the majority of his stock ownership of PDGE, and he owned less than 10% of PDGE's outstanding common stock as of the date of the special Board meeting. No Board member was specifically designated as a representative of the unaffiliated shareholders of the Corporation; however, the Corporation believes that the actions of the Board, the majority of which was unaffiliated with PDGE, were in the best interests of the Corporation and its shareholders. See "PRINCIPAL REASONS FOR THE REINCORPORATION."

The Reincorporation will be effected by the Merger Agreement pursuant to which the Corporation will be merged with and into ICHOR, which was recently formed for the purpose of effecting the Reincorporation. ICHOR will be the surviving corporation and its only business immediately after the Reincorporation will be the Corporation's business. Upon completion of the Reincorporation, the name of the Corporation will remain ICHOR Corporation, as the name change is one of the intended reasons for the Reincorporation.

Pursuant to the Merger Agreement, the form of which is attached hereto as Annex A, upon the effective date of the Reincorporation, each outstanding share of the Corporation's Common Stock will automatically be converted into one share of ICHOR common stock, par value $.01 per share ("ICHOR Common Stock"). Each share of the Corporation's preferred stock, par value $.01 per share (the "Preferred Stock"), will automatically be converted into one share of ICHOR preferred stock, par value $.01 per share ("ICHOR Preferred Stock"). Each outstanding option or warrant representing the right to purchase Common Stock of the Corporation will continue to represent the right to purchase the same number of shares of ICHOR Common Stock upon the same terms and conditions.

IT WILL NOT BE NECESSARY FOR SHAREHOLDERS OF THE CORPORATION TO EXCHANGE THEIR CERTIFICATES REPRESENTING SHARES OF THE CORPORATION'S COMMON OR PREFERRED STOCK FOR CERTIFICATES REPRESENTING SHARES OF ICHOR COMMON STOCK OR ICHOR PREFERRED STOCK. HOWEVER, SHAREHOLDERS MAY EXCHANGE THEIR CERTIFICATES IF THEY SO CHOOSE. Adoption of the Reincorporation will not affect the listing of shares of the Corporation on the NASDAQ Small Cap market. After the Reincorporation, shares of ICHOR Common Stock will be traded on the NASDAQ Small Cap market without interruption under the symbol "PDGS." Redeemable common stock warrants of ICHOR will continue to trade on the NASDAQ Small Cap Market without interruption under the symbol "PDGSW." These are the same symbols under which shares of the Corporation's Common Stock and redeemable Common Stock purchase warrants traded before the Reincorporation.


Under Pennsylvania law, and pursuant to the provisions of the Articles of Incorporation and By-laws of the Corporation, shareholders of the Corporation may act by written consent and without a meeting. Further, under Pennsylvania law, the majority of the votes cast by all shareholders entitled to vote thereon are necessary to adopt the Reincorporation. PDGE, which controls approximately 59.5% of the Common Stock, has consented in writing to the Reincorporation and the adoption of the Merger Agreement. As a result, subject to the following, the Reincorporation will occur on the effective date set forth in the Merger Agreement (the "Effective Date"). No further action by the remaining shareholders of the Corporation is necessary. It is expected that the Effective Date of the Reincorporation will be November 1, 1996. However, pursuant to the terms of the Merger Agreement, the Reincorporation may be delayed or abandoned if in the opinion of the Board of Directors of the Corporation or ICHOR, circumstances arise that make it inadvisable to proceed with the Reincorporation. At the time this Information Statement was mailed, the Board of Directors of the Corporation was aware of no circumstances which would make


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it inadvisable to proceed with the Reincorporation.  Notwithstanding the foregoing, since the Reincorporation is being effected so that PDGE can sell all of its shares in the Corporation (see "PRINCIPAL REASONS FOR THE REINCORPORATION"), if that transaction were to terminate, the Corporation may consider terminating the Reincorporation. In addition, if more than 5% of the Corporation's shareholders exercise their dissenters' rights (see "DISSENTERS' RIGHTS" below), then the Corporation may consider terminating the Reincorporation.

At the effective time of the Reincorporation, the Board of Directors of the Corporation will become the Board of Directors of ICHOR. The Reincorporation will effect only a change in the legal domicile of the Corporation and change the name of the Corporation to ICHOR Corporation. The Reincorporation will NOT effect any significant change in the business, operations, management, location of the principal executive offices or liabilities of the Corporation. The Merger Agreement provides that the officers of the Corporation will be the officers of ICHOR following the Reincorporation. All employee benefit plans of the Corporation will be continued by ICHOR and each share of the Corporation's Common Stock reserved for issuance upon the exercise of all stock options or warrants for the purchase of shares of the Corporation will be converted into a share of ICHOR Common Stock reserved for issuance upon the exercise of stock options or warrants for the purchase of shares of ICHOR at the same price per share, upon the same terms and subject to the same conditions as set forth in the Corporation's stock option plans or warrant agreements as the case may be.

                             CONFLICTS OF INTEREST

The Corporation was incorporated as a wholly-owned subsidiary of PDGE on July 20, 1994. On February 9, 1995, the Corporation completed a public offering of its securities pursuant to which approximately 40% of the Corporation's voting securities were sold to the public unaffiliated with PDGE. At the time of the Corporation's incorporation, PDGE caused the Corporation to be subject to the "anti-takeover" provisions of subchapters E,F,G,H,I and J of Chapter 25 (the "Pennsylvania Anti-Takeover Statutes") of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), even though PDGE, as the sole shareholder of the Corporation, could have caused the Corporation to "opt out" of such provisions at that time. The effect of these provisions, as more fully described below, is to regulate transactions for controlling interests in the Corporation. While the Corporation and PDGE believed that, on balance, these provisions would benefit the Corporation and PDGE by requiring third parties who wished to gain a controlling interest in the Corporation to comply with these laws, these laws also have the effect of severely limiting PDGE's ability to sell its interest in the Corporation. In addition, these laws have also had the effect of limiting the Corporation's ability to carry out its business plan of growth through acquisitions by limiting the Corporation's ability to pay for such acquisitions through the issuance of blocks of its stock. PDGE, at the time it caused the Corporation to be incorporated, also caused the articles of incorporation of the Corporation to permit action by written consent of shareholders of the Corporation in lieu of a meeting thereof. Therefore, so long as PDGE controlled a majority of the voting shares of the Corporation, PDGE maintained the power and right to sell or otherwise dispose of its interest in the Corporation without the effects of the Pennsylvania Anti-takeover Statutes by causing the Corporation to be reincorporated and not subject to such "anti-takeover" laws. As a result, PDGE suggested the Reincorporation so that it would have the ability to transfer its shares of the Corporation's stock without restriction.

One consequence of this power invested in PDGE is the creation of a conflict of interest between PDGE and the Corporation's shareholders unaffiliated with PDGE since PDGE can cause the transaction to occur without the approval or input of such unaffiliated shareholders. The Reincorporation will directly benefit PDGE since, after the Reincorporation, PDGE will be free to transfer its shares of the Corporation's Common Stock as a block, and PDGE's transferee will not be restricted by the Pennsylvania Anti-takeover Statutes. The Board of Directors of the Corporation considered this inherent conflict of interest





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when it considered PDGE's suggestion to reincorporate the Corporation at the special meeting of the Board held on August 20, 1996. At that meeting, the Corporation's Board, the majority of which were not affiliated with PDGE, approved the Reincorporation. The Board, using its business judgment, believed that the Reincorporation to be in the best interests of the Corporation even though the Reincorporation will also directly benefit PDGE. The Board based this conclusion, in part, upon the fact that: (i) after the Reincorporation the Corporation will be able to make acquisitions by issuing controlling blocks of its stock without the effects of the Pennsylvania Anti-takeover Statutes; (ii) a sale of PDGE's shares as a block should not have the same potential adverse effect upon the market that a sale of such shares into the market may have;
(iii) PDGE has indicated its unwillingness to provide financial support needed by the Corporation and, although the Board recognized that there can be no assurance that a buyer of PDGE's shares would provide such support, the Board believed that the Reincorporation would at least allow for the possibility of a supportive parent; and (iv) the Reincorporation allows the Corporation the opportunity to change its name. (See "PRINCIPAL REASONS FOR THE
REINCORPORATION.")    In addition, the Board considered that the shareholders
unaffiliated with PDGE would be afforded dissenters' rights (see "DISSENTERS' RIGHTS").



                                   BACKGROUND

One of the principal reasons for the Reincorporation is so that PDGE can sell the shares of Common Stock owned by it to Drummond Financial Corporation, formerly known as CVD Financial Corporation ("CVD"), a Delaware corporation which is the principal lender to PDGE, or its assigns. See "PRINCIPAL REASONS FOR THE REINCORPORATION." This section summarizes the background of the relationship between PDGE and CVD. During 1994, PDGE entered into a loan agreement with CVD (the "CVD Agreement"), in the amount of $1,182,000 and an Amended and Restated Credit Agreement") with Integra Bank in the amount of $2,500,000. Under the Amended and Restated Credit Agreement, borrowings by PDGE were limited to 60% of the underlying receivable borrowing base at an interest rate based upon the bank's basic rate (as defined) plus 2%. The Amended and Restated Credit Agreement also provided for the issuance of letters of credit and a commitment fee of 1/2 of 1% on the average daily unused portion of the facility.

The CVD Agreement provided for a $1,000,000 line of credit facility which expired on April 1, 1995 and an $812,000 term loan which was to expire on April 1, 1997. Interest accrued on all borrowing under the CVD Agreement at a bank rate (as defined) plus 7%. Borrowings under the CVD Agreement are limited to 85% of the receivables borrowing base. The principal balance of the term loan amortized over a five-year period and was secured by the fixed assets and a mortgage on certain property of PDGE. PDGE was required to supply certain financial and non- financial information under the CVD Agreement, and the CVD Agreement also provided that a material adverse change in PDGE's financial condition may trigger an event of default. PDGE was also prohibited from declaring any dividends under the CVD agreement. PDGE issued 277,500 warrants to purchase shares of its common stock at an exercise price of $1.125 per share in conjunction with the execution of the CVD Agreement.

Effective June 30, 1994, Integra Bank sold its interest in the Amended and Restated Credit Agreement to CVD for a purchase price of 70% of the aggregate outstanding principal balance. Additionally, Integra Bank sold its interest in an outstanding mortgage to CVD at 70% of the aggregate outstanding principal balance. CVD afforded PDGE forgiveness of indebtedness in the amount of $789,000 in connection with the purchase of the loans from Integra Bank. Subsequent to the purchase of the loans from Integra Bank, CVD provided PDGE with a $2,000,000 line of credit on terms equivalent to those under the CVD Agreement.



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The CVD Agreement was amended several times during PDGE's fiscal year ended
January 31, 1995 to extend to PDGE an additional $300,000 revolving credit, to transfer $300,000 of revolving credit available under a separate subsidiary line of credit discussed below to the CVD Agreement, and to extend the repayment date associated with these additional advances to the sale by PDGE to the public of approximately 40.5% of the shares of the Corporation's Common Stock then owned by PDGE. On February 27, 1995, PDGE repaid $1.1 million to CVD with proceeds generated from the sale of 40.5% of its interest in the Corporation and the existing line of credit was reduced to $2.5 million.

On October 31, 1995, PDGE entered into an Amended and Restated Loan Agreement with CVD (the "Loan Agreement") wherein the maximum borrowing under this line of credit was set at $2,419,994. The interest rate under this line of credit was reduced from prime plus 7% to prime plus 3% and all amounts borrowed under this line of credit were due and payable on December 31, 1996. A term loan for $559,991 was also provided as part of the Loan Agreement, with interest at the prime rate of interest plus 3%. The term loan required monthly principal payments of $13,533 plus interest and was scheduled to mature December 31, 1996. Prior to the October 31, 1995 refinancing, CVD held warrants to purchase 752,500 shares of PDGE's common stock at prices ranging from $0.75 to $1.25 per share.

As part of the aforementioned Loan Agreement, CVD was granted the right to convert any portion of the outstanding balances of the line of credit and term loan, any time after January 31, 1996, into common stock of PDGE at a conversion price equal to the lesser of the market price, as defined, of PDGE's common stock on January 31, 1996 or the market price on the date of the conversion notice, except that the conversion price, in either case, shall not be less than $0.65 per share. Additionally, PDGE pledged the shares of Common Stock representing its 59.5% interest in the Corporation as additional collateral for the Loan Agreement. At January 31, 1996, PDGE was fully borrowed under the $2.42 million of combined availability existing under the CVD Agreement.

  In the summer of 1996, PDGE contacted CVD to discuss a further modification to the Loan Agreement. At that time, PDGE raised with CVD the possibility of the acquisition of PDGE's shares of the Corporation's Common Stock in return for a reduction in the outstanding balance of the CVD loan. On or about July 5, 1996, a Loan Modification Agreement, dated effective as of May 21, 1996 ("May 21, 1996 Loan Modification Agreement"), was executed by CVD and PDGE which, among other things, (i) extended the maturity date of the credit facility to May 21, 1997; (ii) allowed PDGE to readvance certain monies under the credit facility under certain circumstances once the loan had been reduced by at least $1,400,000; and (iii) modified the stock pledge agreement between PDGE and CVD. In late July or early August 1996, PDGE and CVD began further discussions concerning the status of the loan and a further extension of the maturity date of the credit facility to August 1, 1997, and to otherwise modify certain terms of the credit facility.



On September 3, 1996, PDGE and CVD entered into a certain loan modification agreement effective as of July 31, 1996 (the "Loan Modification Agreement"). Pursuant to the Loan Modification Agreement, among other things, PDGE agreed to sell, transfer and convey to CVD or its assigns 1,470,320 issued and outstanding shares of Common Stock of the Corporation owned by PDGE. The sale of such stock is subject to and conditioned upon: (a) the effective Reincorporation of the Corporation as a Delaware corporation, on or before November 1, 1996, including the filing of a certificate of incorporation in Delaware and the adoption of by-laws each containing (as and where appropriate) provisions expressly electing not to be governed by Section 203 of the Delaware General Corporation Law and such other provisions as are acceptable to CVD in its sole discretion; (b) the closing of the purchase and sale of the shares of Common Stock on or before November 1, 1996; (c) the Reincorporation resulting in no material liabilities to the Corporation, as determined in the sole discretion of CVD; and (d) the Reincorporation resulting in not more than 5% of the shareholders of the Corporation exercising their dissenters' rights.





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The following is a summary of certain terms of the Loan Modification Agreement by and between PDGE and CVD. The Loan Modification Agreement provides that the maturity date of all of CVD's loans to PDGE was extended to August 1, 1997. PDGE agreed to transfer to CVD (or CVD's assignee) its 1,470,320 shares of the Corporation's common stock for $0.82 per share, resulting in a credit to the PDGE loan of $1,205,662. If, prior to November 1, 1996, PDGE locates a buyer for all 1,470,320 shares of the Corporation's common stock plus any other securities which CVD then owns, at a price greater than CVD's cost basis in those shares, then CVD will sell those shares to the buyer and the "profit" from such a sale will be credited against the PDGE loan. Shareholders should be aware, however, that if PDGE is unable to find a purchaser to acquire the entire lot, CVD may either hold the shares or sell the shares either into the open market, which could have an adverse effect on the value of the Corporation's Common Stock, or as a block. The maximum amount drawable on the PDGE credit facility loan will be set at $1,500,000, thus allowing a drawdown of approximately $285,000 by PDGE. PDGE will bring all interest payments and other amounts due under the loan agreements current prior to any such drawdown being made.


The Loan Modification Agreement also provided for a change in the composition of the Corporation's Board; Messrs. D'Appolonia and Regan immediately resigned from the Corporation's Board and Messrs. Smith, Jimmy Lee, Zanatta and Petersen were appointed. The Loan Modification Agreement provides that it will be of full economic effect from and after July 31, 1996. From that time the interest payable on the PDGE loan will be calculated with the reduced principal balance due to the transfer of PDGE's shares of the Corporation's Common Stock.


                   PRINCIPAL REASONS FOR THE REINCORPORATION

PDGE'S PENDING SALE OF THE CORPORATION'S COMMON STOCK.

One of the principal reasons that the Reincorporation is being effected is so that PDGE can sell the shares of Common Stock owned by it to CVD or its assigns, which management of the Corporation believes is in the best interests of the Corporation for the reasons set forth below. As a Pennsylvania "registered corporation," the Corporation is governed by the BCL. Included in the BCL are the Pennsylvania Anti-takeover Statutes. CVD has informed the Corporation that it believes that the provisions of these subchapters may adversely affect CVD's, or its assignee's, rights as a potential majority shareholder of the Corporation. By reincorporating under Delaware law and by assuring that the provisions of Section 203 of the Delaware General Corporation Law do not apply to the surviving corporation, there will be no state law "anti-takeover" provisions which affect CVD's, or its assignee's, ability to effect transactions which may result in a change of control of the Corporation.

Specifically, because the Corporation is currently incorporated under Pennsylvania law, a closing on the purchase of PDGE's shares will potentially cause the occurrence of a "control transaction" pursuant to provisions of Subchapter E of Chapter 25 of the BCL. In the event of such a "control transaction," the purchaser may be required, among other things, to make a cash payment to shareholders of the Corporation, other than PDGE, who so demand, in the amount of the fair market value of each voting share. CVD does not wish to make such a payment. However, pursuant to the terms of the Merger Agreement, and pursuant to the terms of the BCL, the Corporation must offer dissenters' rights to shareholders objecting to the Reincorporation. See "DISSENTERS' RIGHTS."


In addition, pursuant to Subchapter F of Chapter 25 of the BCL, if the Reincorporation does not occur and a purchaser acquires PDGE's shares, the purchaser may be prohibited from entering into certain "business combination" transactions with the Corporation for a period of time after such party's acquisition of PDGE's shares. Such "business combinations" include, among other things, a merger, consolidation, share exchange or division between the purchaser or any of the purchaser's related entities


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and the Corporation, any sale or lease, exchange, mortgage, pledge, transfer or other disposition of significant assets of the Corporation to or with the purchaser, or any of the purchaser's affiliates, or any subsidiary thereof or the issuance by the Corporation of any shares of the Corporation having an aggregate market value of 5% or more of the market value of all outstanding shares of the Corporation. While CVD has not informed the Corporation of any current intent to enter into any such business combination, it has informed the Corporation that it does not wish to be limited in its ability to do so. After the Reincorporation, a purchaser of PDGE's shares would not be so limited.

Further, pursuant to Subchapter G of Chapter 25 of the BCL, if a purchaser were to acquire PDGE's shares, it could be argued that such a transaction would be a "control share acquisition" transaction, as a result of which the purchaser's shares would not have any voting rights unless such rights were restored by the affirmative vote of the remaining shareholders of the Corporation. Upon the Reincorporation, there would be no such potential restriction on the purchaser's ability to vote any shares acquired by it.
Also, under Subchapter H of Chapter 25 of the BCL, if a purchaser of PDGE's shares, were to acquire PDGE's shares of the Corporation's Common Stock and then sell such shares within an 18-month period thereafter, it could be argued that the Corporation could recover any profit earned by the purchaser in such subsequent sale. While CVD has not informed the Corporation of any intent to sell any shares it obtains from PDGE within such 18-month period of time, it has informed the Corporation of its desire, in the event of such a sale, that CVD not be forced to disgorge any profits made from such a sale to the Corporation. Upon the Reincorporation, there would be no such requirement.

Section 203 of the Delaware General Corporation Law regulates certain business combination transactions in a manner similar to Subchapter F of Chapter 25 of the BCL. However, pursuant to the Certificate of Incorporation of ICHOR, which will govern the surviving corporation after the Reincorporation, ICHOR is expressly "opting out" of the effect of Section 203 of the Delaware General Corporation Law. As a result, interested shareholders (including CVD or its assignee) who acquire a controlling interest in the Corporation will not be restricted in effecting business combinations between themselves or their affiliates and the Corporation. The Corporation believes that the Reincorporation, including opting out of Section 203 of the Delaware General Corporation Law, will have the effect of taking away state law statutory provisions considered by the Corporation to be of an "anti-takeover" nature.

WITHOUT THE REINCORPORATION, THE CORPORATION'S ABILITY TO CARRY OUT ACQUISITIONS IS LIMITED.

The Corporation has previously announced a strategic plan of growth through acquisitions. In order to carry out its strategic plan, the Corporation believes that it is important that the Corporation have the ability to issue blocks of its stock as consideration for such acquisitions. However, the Corporation believes that it currently cannot issue stock in significant amounts without the risk of triggering the effects of one or more of the Pennsylvania Anti-takeover Statutes. After giving effect to the Reincorporation, the Corporation would not be so limited.

WITHOUT THE REINCORPORATION PDGE'S SHARES MAY NOT BE SOLD AS A BLOCK WITHOUT RUNNING AFOUL OF PENNSYLVANIA'S ANTI-TAKEOVER STATUTES.


As more fully described above, the Corporation believes that PDGE cannot currently sell its shares of the Corporation's common stock without running a risk of triggering the provisions of one or more of the Pennsylvania's Anti-takeover Statutes. The Corporation believes that this in effect chills the market for potential buyers of such shares. PDGE has attempted to sell its shares of the Corporation's Common Stock for over a year, but has been unable to do so. PDGE has explained to the Corporation that PDGE is in arrears in its interest payment obligations to CVD. It is the understanding of the Corporation's Board that if the Reincorporation is not effected and PDGE's shares of the Corporation cannot be sold to CVD or some third party as a block, CVD may, as a consequence, sell PDGE's shares of the Corporation's



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Common Stock into the open market as permitted by the terms of share pledge agreement executed by PDGE in favor of CVD. The Corporation believes that such a sale by CVD of approximately 59.5% the Corporation's Common Stock into the market could have an adverse effect upon the market value of the Corporation's Common Stock.

FINANCIAL CONSIDERATIONS


In addition to the reasons discussed above, the Board of Directors and management of the Corporation believe that the sale by PDGE of its shares and the Reincorporation are in the best interests of the Corporation and its shareholders unaffiliated with PDGE because of the potential financial support
that a purchaser of PDGE's shares could provide to the Corporation.    Because
of PDGE's financial condition, PDGE has been unable to support the level of bonding that would permit the Corporation to undertake certain types of significant projects that require payment or performance bonds. In addition, PDGE and the Corporation are currently guarantors of the obligations of PDG Environmental Services, Inc., a wholly owned subsidiary of the Corporation ("PDGES"), under a project financing arrangement with Sirrom Environmental Funding LLC. PDGE has indicated that it does not wish to guarantee any additional obligations incurred by PDGES to Sirrom. At the special meeting of the Board of Directors of the Corporation held on August 20, 1996, the Board discussed the fact that a parent entity with a healthier financial condition would be a potential benefit to the Corporation. PDGE, as of its last published quarterly report on Form 10-Q, had an accumulated deficit of more than $4.3 million and a total net worth of only slightly more than $400,000. For the six months ended July 31, 1996, PDGE reported a net loss of $800,000. Finally, as evidenced by the background to the Loan Modification Agreement discussed above, the Board of Directors of the Corporation perceived that PDGE was unable to add credit support to the Corporation. Shareholders should be aware, however, that there can be no assurance that CVD, or if CVD sells the shares, the buyer, will be willing or able to provide any financial support to the Corporation.


DELAWARE HAS DEVELOPED CONSIDERABLE EXPERTISE IN DEALING WITH CORPORATION LEGAL ISSUES.

For many years the State of Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has long been a leader in adopting, construing and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations
organized under its laws.   The Delaware General Corporation Law is widely
regarded as the most extensive and well-defined body of corporate law in the United States. Because of Delaware's prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated an ability and a willingness to act quickly and effectively to meet changing business needs. Moreover, the Delaware courts have rendered a substantial number of decisions interpreting and explaining Delaware law and public policies with respect to corporate issues. This is especially true in the areas of director liability and contests for corporate control and the related issues of a board's fiduciary duties in responding to unsolicited tender offers, aggressive market buying programs, proxy contests and other types of efforts to acquire control of a corporation or otherwise influence decisions of the corporation in a manner that is not in the best interests of the corporation or its shareholders. As a result, many corporations have initially chosen Delaware for their state of incorporation or have subsequently changed their corporate domicile to Delaware in a manner similar to that proposed by the Corporation. Although the Pennsylvania's BCL is substantially similar to and generally based upon the Delaware General Corporation Law, the Pennsylvania courts have issued fewer decisions interpreting or explaining the BCL.

Although the Corporation's Board of Directors believes that the Reincorporation is in the best interest of the Corporation and its shareholders, shareholders should be aware that Delaware law has been publicly criticized on the grounds that it does not afford minority shareholders the same substantive rights





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



and protection as are available in a number of other states. While there are no material differences between Pennsylvania law and Delaware law with respect to a number of matters, including but not limited to inspection of books, records and shareholder lists, appraisal rights, dividends and proxies, certain differences between Delaware and Pennsylvania law that may affect the Corporation's shareholders include the following. Under the Delaware General Corporation Law, an absolute majority of the outstanding voting stock of a corporation is generally required to take action on a fundamental transaction, such as a merger or an amendment to charter documents, while in Pennsylvania a majority of the shares voting (rather than an absolute majority) is generally sufficient to take action on such a transaction. Second, the BCL provides that action taken by partial written consent of the shareholders shall not become effective until at least ten days' written notice of the action has been given to each shareholder entitled to vote on the matter who has not consented to the action, while the Delaware General Corporation Law does not impose such a delay. Also, under the BCL, any meeting in which directors are to be elected may be adjourned only from day to day, or for longer periods not exceeding 15 days, as the shareholders present at the meeting direct. The Delaware General Corporation Law does not restrict the adjournment of meetings. The BCL also authorizes shareholders entitled to cast at least 20% of the votes to call a special meeting of shareholders, but stockholders in a Delaware corporation do not have a statutory right to call special meetings. Further, the BCL authorizes shareholders entitled to cast at least 10% of the votes to proposed amendments to a corporation's articles, while stockholders in a Delaware corporation do not have such a right.

CHANGE OF CORPORATION'S NAME.

As a result of the Reincorporation, the name of the surviving corporation will be ICHOR Corporation. The Board of Directors and management of the Corporation has been contemplating a change of the Corporation's name for several months and believes that such a change is in the best interests of the Corporation for a number of reasons. The Corporation was formed as a wholly owned subsidiary of PDGE in July 1994. In October 1994, PDGE reorganized its subsidiaries, including the Corporation, by capitalizing the Corporation with PDGE's environmental remediation services businesses to separate that business segment from PDGE's other business segment. However, upon the acquisition by CVD of PDGE's shares of Common Stock of the Corporation, PDGE will no longer have any interest in the Corporation. In addition, from the time of the capitalization of the Corporation as described above, PDGE and the Corporation have operated their businesses as separate and independent operations. Moreover, the Board of Directors and management of the Corporation believe that the current name of the Corporation does not accurately reflect all of the lines of business into which the Corporation may diversify in the future. For all of these reasons, the Board of Directors of the Corporation believes that the change of the name of the Corporation through the Reincorporation is in the best interests of the Corporation.

                               DISSENTERS' RIGHTS


The following is a brief summary of Subchapter D of Chapter 15 of the BCL which sets forth the procedure by which a shareholder of the Corporation may dissent from the Reincorporation and demand statutory rights to obtain payment for the fair value of his or her shares. The dissenter's rights pursuant to Pennsylvania law will govern this transaction. This summary is qualified in its entirety by reference to Subchapter D of Chapter 15 of the BCL, a copy of which is attached hereto as Annex B, and shareholders are urged to read Subchapter D in its entirety. This notice is intended to comply with Section 1575 of the BCL and to constitute notice to the Corporation's shareholders of their right to dissent and to obtain payment for the fair value of their shares. Any shareholder who wishes to dissent must send a demand for payment and deposit the certificates representing his or her shares to the Secretary of the Corporation at 300 Oxford Drive, Monroeville, Pennsylvania 15146 by not later than November 12, 1996. Upon the deposit of certificates representing shares by holders attempting to assert their dissenters' rights, such shares shall be held by the Corporation and shall not be transferable. A form for demanding payment is included as Annex C attached hereto.


A shareholder who fails to deposit the certificate(s) representing the shares for which he or she wishes to exercise dissenters' rights by November 12, 1996 shall not have any right under Subchapter D of Chapter 15 to receive payment for the fair value of his or her shares. Upon timely receipt of demand for payment, the Corporation shall either remit to the dissenters who have made a demand and deposited their certificates the amount that the Corporation estimates to be the fair market value of the shares or provide written notice that no remittance will be made. Such remittance or notice shall be accompanied by: (i) a closing balance sheet and statement of income for the fiscal year ended January 31, 1996 as well as the latest available interim financial statements; (ii) a statement of the estimated fair market value of the shares; and (iii) a notice of the right of the dissenter to demand payment or supplemental payment. If the Corporation does not then remit the amount of its estimate of the fair market value of the shares, it shall return all certificates that have been deposited with a notation on such certificate that the demand has been made. Shares with respect to which such notation has been made may be transferred so long as each new certificate issued therefore shall bear a similar notation together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights of the Corporation other than those that the original dissenter had after making demand for payment.


If the Corporation gives notice of its estimate of the fair value without remitting such amount or remits payment of its estimate and the dissenter believes that the amount stated or remitted is less than fair market value of his or her shares, he or she may send to the Corporation his or her own estimate of the fair value which shall be deemed a demand for payment of the amount of the deficiency. If the dissenter does not file his or her own estimate within 30 days after the mailing by the Corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him or her by the Corporation.

Within 60 days after the latest of (i) the Effective Date of the Reincorporation, (ii) the timely receipt of any demands for payment, or (iii) the timely receipt of any estimates of the dissenter's fair market value differing from the Corporation's estimate, if any demands for payment remain unsettled, the Corporation may file in the Court of Common Pleas of Allegheny County, Pennsylvania (the "Court") an application for relief requesting that the fair market value be determined by the court. If the Corporation fails to file an application to the court, any dissenter who made demands and who has not already settled his claim against the Corporation may do so in the name of the Corporation at any time within 30 days after the expiration of such 60-day period. If a dissenter does not file an application within such 30-day period, each dissenter entitled to file an application shall be paid the Corporation's estimate and no more and may bring an action to recover any amount not previously remitted.

The cost and expense of any proceeding relating to valuation, including the reasonable compensation and expenses of an appraiser appointed by the court, shall be determined by the court and assessed against the Corporation, except that any part of the costs and expenses may be apportioned and assessed by the court as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding the supplemental payment the Court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith. Fees and expenses of counsel and experts for the respective parties may be assessed as the court deems appropriate against the Corporation and in favor of any and all dissenters if the Corporation failed to comply substantially with the requirements of Subchapter D of Chapter 15 of the BCL and may be assessed against either the Corporation or a dissenter, in favor of the other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in an obdurate, arbitrary or vexatious manner.





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




Pursuant to the Loan Modification Agreement, CVD is not required to purchase PDGE's shares of the Corporation's common stock if more than 5% of the shareholders of the Corporation exercise dissenters' rights. Under Pennsylvania law, the Board of Directors of the Corporation, even after receipt of the written consent of a majority of the shareholders of the Corporation, may decide to abandon the Reincorporation. If more than 5% of the Corporation's shareholders exercise dissenters' rights and if CVD elects not to purchase PDGE's shares, the Board may or may not determine to abandon the Reincorporation. If the Reincorporation is abandoned, the Corporation will return the certificates of any shareholder who demanded dissenters rights and deposited his or her certificates with the Corporation.

             FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION

Set forth below is a summary of certain Federal income tax consequences to the Corporation's shareholders who become holders of ICHOR Common Stock in exchange for the Corporation's Common Stock as a result of the Reincorporation. This summary does not discuss all aspects of Federal taxation that may be relevant to particular shareholders, such as dealers in securities and certain holders of stock options or shares acquired upon exercise of stock options. In view of the individual nature of tax consequences, shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Reincorporation, including the applicability of federal, state, local and foreign tax laws.

The Corporation has not requested a ruling from the Internal Revenue Service with respect to the Federal income tax consequences of the Reincorporation under the Internal Revenue Code of 1986, as amended (the "Code"). The Corporation will, however, receive an opinion from its legal counsel, Thorp, Reed & Armstrong, to the effect that: (i) the Reincorporation will constitute a tax-free reorganization under Section 368(a)(1)(F) of the Code; (ii) no gain or loss will be recognized by holders of capital stock of the Corporation upon receipt of capital stock of ICHOR pursuant to the Reincorporation; (iii) the aggregate tax basis of the capital stock of ICHOR received by each shareholder will be the same as the aggregate tax basis of the capital stock of the Corporation held by such shareholder at the time of the Reincorporation, and
(iv) the holding period of the capital stock of ICHOR received by each shareholder of the Corporation will include the period for which such shareholder held the capital stock of the Corporation surrendered in exchange therefor, provided that such capital stock of the Corporation was held by such shareholder as a capital asset at the time of the Reincorporation. Although such an opinion is not a condition to the Reincorporation, the Corporation will receive such opinion before the effective time of the Reincorporation.

ALTHOUGH IT IS NOT ANTICIPATED THAT STATE OR LOCAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS WILL VARY FROM THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE, SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE EFFECT OF THE REINCORPORATION UNDER STATE, LOCAL OR FOREIGN INCOME TAX LAWS.

The Corporation will not recognize gain or loss for Federal income tax purposes as a result of the Reincorporation. ICHOR will succeed, without adjustment, to the Federal income tax attributes of the Corporation. The Corporation is currently subject to Pennsylvania state income taxes and capital stock taxes. Upon the Reincorporation, ICHOR will be subject to Pennsylvania state income taxes and will be obligated to pay annual franchise tax in Delaware. Shareholders should be aware that ICHOR'S franchise taxes in the State of Delaware are likely to be higher than the Corporation's capital stock taxes in the Commonwealth of Pennsylvania. Based upon current information, the Corporation estimates that annual franchise taxes for Delaware will be approximately $15,000 higher than the amount of capital stock taxes that the Corporation paid to Pennsylvania for the fiscal year ended January 31, 1996.





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



                  ACCOUNTING TREATMENT OF THE REINCORPORATION

The reincorporation will be accounted for as a reorganization of companies under common control in a manner similar to pooling of interests accounting. Therefore, the historical financial statements will be carried forward as if the merging companies had been one company.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 16, 1996 with respect to beneficial ownership of the Corporation's Common Stock by: (i) all persons known to the Corporation to be considered to own beneficially more than five (5%) percent of the Corporation's Common Stock; (ii) all directors of the Corporation; and (iii) all of the Corporation's executive officers and directors as a group.

                                                       AMOUNT AND NATURE              PERCENTAGE OF CLASS
                                                         OF BENEFICIAL                     OF COMMON
            NAME OF BENEFICIAL OWNER                   OWNERSHIP OF STOCK               SHARES OWNED(1)
            ------------------------                   ------------------               ---------------
 PDG Environmental, Inc. (2)                                 1,470,320                       59.5%
 300 Oxford Drive
 Monroeville, Pennsylvania 15146

 Anthony J. Pace                                               146,300                        5.9%
 981 Madison Avenue, 2nd Floor
 New York, New York 10021

 Kennedy Capital Management, Inc.                              183,000                        7.4%
 425 N. New Ballas Road, Suite 181
 St. Louis, Missouri 63141

 John M. Musacchio (3)(4)(5)                                   116,716                        4.7%

 Edgar Berkey (3)(5)(6)                                         12,500                         *

 Jimmy Lee (3)(6)                                               10,000                         *

 Michael Smith (3)(6)                                           10,000                         *

 Roy Zanatta (3)(6)                                             10,000                         *

 Leonard Petersen (3)(6)                                        10,000                         *

 All directors and officers of the
 Corporation as a group, including
 those named above (9 persons)                                 239,216                       9.7%
 ---------------------------------                             -------                       ----

Notes:

(1) Percentage ownership based on 2,470,320 shares of Common Stock.

(2) PDG Environmental, Inc., has entered into a binding agreement to sell its 59.5% ownership interest to CVD Financial subject to certain conditions.

(3) Director

(4) Officer

(5) Includes 12,500 shares of Common Stock that may be acquired by Dr. Berkey, and 116,666 shares of Common Stock that may be acquired by Mr. Musacchio, pursuant to options granted under the Corporation's Amended 1994 Stock Option Plan and the Corporation's 1995 Stock Option Plan.

(6) Includes 10,000 shares of Common Stock that may be acquired by Messrs. Lee, Smith, Zanatta and Petersen under the Corporation's Amended 1994 Stock Option Plan.

*  Indicates less than 1%.





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